EXHIBIT 21.1

                  SUBSIDIARIES OF SYNAGRO TECHNOLOGIES, INC.


The following is a list of all of the subsidiaries of the Company at December 31, 1998. Each of the subsidiaries is wholly-owned by the Company.


            CORPORATE NAME OF SUBSIDIARY    STATE OF INCORPORATION
            ----------------------------    ----------------------

            CDR Environmental, Inc.               Texas

            Composting Corporation of America   Arkansas

            Organi-Gro, Inc.                    Arkansas

            Pima Gro Systems, Inc.               Arizona

            ST Interco, Inc.                    Delaware

            A&J Cartage, Inc.                   Wisconsin

            Michigan Organic Resources, Inc.    Michigan

            A&J Cartage Southeast, Inc.          Florida

            Recyc, Inc.                        California

            Environmental Waste Recycling,
             Inc.                            North Carolina